Filed Pursuant to Rule 433

Registration Nos. 333-145104

€750,000,000
6.625% Notes Due 2014
International Business Machines Corporation
October 30, 2008
Pricing Term Sheet

Issuer:	International Business Machines Corporation
Ratings:	A1/A+/A+ (Moody’s/S&P/Fitch)
Size:	€750,000,000
Trade Date:	October 30, 2008
Settlement Date:	November 6, 2008
Maturity:	January 30, 2014
Interest Payment Dates:	January 30, commencing January 30, 2009
Benchmark Government Security:	German Government DBR 4.25% due January 4, 2014
Benchmark Government Security Yield:	3.196%
Spread to Benchmark Government Security:	+356 basis points
Yield to Maturity:	6.756%
Coupon:	6.625% per annum, accruing from November 6, 2008
Make-Whole Call (Reference Bond):	German Government DBR 4.25% due January 4, 2014
Price to Public:	99.476%
Underwriting Discount:	0.25%
Use of Proceeds:	General corporate purposes
Minimum Denomination:	€50,000 and multiples of €50,000
Listing:	Application has been made to list the Notes on the New York Stock Exchange
Bookrunners:	BNP Paribas, HSBC Bank plc, Morgan Stanley & Co. International plc and UBS Limited
Co-Managers:	Banca IMI S.p.A., Banco Santander, S.A., Bayerische Hypo- und Vereinsbank AG and BBVA Securities Inc.
Billing and Delivering:	UBS Limited
CUSIP	459200GP0
ISIN/Common Code:	XS0397540294/039754029

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas at +44 (0) 207 595-8222 or toll-free at 1-800-854-5674, HSBC Bank plc at +44 (0) 207 991-1427 or toll-free at 1-866-811-8049, Morgan Stanley & Co. International plc at +44 (0) 207 677-7799 or toll-free at 1-866-718-1649 or UBS Limited at +44 (0) 207 567-2479.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on October 30, 2008 relating to their Prospectus dated August 3, 2007.